Free Writing Prospectus

VanEck Merk Gold Trust

OUNZ webinar replay VanEck webpage

0001546652

Pursuant to 433/164

333-180868

The issuer has filed a registration statement with the SEC for offering to which this communication relates. Before you invest, you should read the prospectus and other documents.